Exhibit 99.1

Media Inquiries:	Investor Inquiries:
William J. Rudolph, Jr.	The Plunkett Group
+1 610-208-3892	Brad Edwards
wrudolph@cartech.com	+1 212-739-6740
brad@theplunkettgroup.com

CARPENTER TECHNOLOGY NAMES TIM LAIN NEW CHIEF FINANCIAL OFFICER

PHILADELPHIA, Pa. — August 8, 2018 — Carpenter Technology Corporation (the “Company”), a leading producer and distributor of premium specialty alloys, including titanium alloys, nickel and cobalt based superalloys, stainless steels, alloy steels and tool steels, today announced Timothy (Tim) Lain has been named Vice President and Chief Financial Officer effective September 14, 2018. He succeeds Damon Audia who has decided to leave the Company for another role. Tim will report directly to Tony Thene, President and Chief Executive Officer.

Tim has over 20 years of financial experience including 11 years with the Company. He currently serves as Vice President — Controller & Chief Accounting Officer, a role he was appointed to in June 2013. In this role, Tim has been responsible for all aspects of the Company’s technical accounting and reporting matters, the tax function, and has participated broadly in the financial and strategic management of the Company. From June 2015 to October 2015, Tim served as Acting Chief Financial Officer.  In his new role, he will be responsible for continuing to execute the Company’s overall financial strategy, including cost management, capital allocation and balance sheet optimization. Tim holds a Bachelor’s Degree in Accounting from the Fox School of Business at Temple University and is a Certified Public Accountant. Prior to joining the Company, Tim served as Audit Director at McGladrey & Pullen.

Tony Thene, Chief Executive Officer of Carpenter Technology, said, “This CFO transition reflects our commitment to ensuring that Carpenter has world-class leaders to support the Company as we grow and evolve as a leading solutions provider. Tim’s knowledge of Carpenter and his experience serving as the Acting CFO in the past make him well suited to serve as our new CFO. We are pleased to benefit from his knowledge and expertise. On behalf of the company, I want to thank Damon for his significant contributions and his willingness to stay on until

September 14, 2018 to ensure a smooth transition. He has helped position the company for continued growth, and we wish him the best in his future endeavors.”

The Company also announced the appointment of Elizabeth A. (Betsy) Socci as Vice President - Controller & Chief Accounting Officer to succeed Lain effective September 14, 2018. Betsy brings significant accounting and management skills to the role of the Company’s principal accounting officer and currently serves as Director - Internal Audit, a position she has held since joining the Company in March 2015.

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About Carpenter Technology

Carpenter Technology Corporation (NYSE: CRS) is a recognized leader in high-performance specialty alloy-based materials and process solutions for critical applications in the aerospace, defense, transportation, energy, industrial, medical, and consumer electronics markets. Founded in 1889, Carpenter has evolved to become a pioneer in premium specialty alloys, including titanium, nickel, and cobalt, as well as alloys specifically engineered for additive manufacturing (AM) processes and soft magnetics applications. Carpenter has expanded its AM capabilities to provide a complete “end-to-end” solution to accelerate materials innovation and streamline parts production. www.cartech.com. On social: Twitter, LinkedIn, and Facebook